EXHIBIT 99.1

Hub Group, Inc. Reports Record Fourth Quarter 2018 Results From Continuing Operations

Highlights of the quarter

  Acquired CaseStack, further diversifying our service lines
  12% revenue growth driven by intermodal, logistics, and dedicated
  30% gross margin growth
  38% increase in operating income

OAK BROOK, Ill., Feb. 07, 2019 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced fourth quarter 2018 net income of $48.9 million, or diluted earnings per share of $1.46. Income from continuing operations for the current quarter was $33.7 million, or $1.01 per diluted share.  Income from discontinued operations for the current quarter was $15.2 million, or $0.45 per diluted share.

Fourth quarter 2017, adjusted net income was $24.7 million excluding the impact of tax reform, or adjusted diluted earnings per share of $0.74. Adjusted income from continuing operations for the fourth quarter 2017 was $20.9 million excluding the impact of tax reform, or adjusted $0.62 per diluted share.  The fourth quarter of 2017 included a $75.2 million, or $2.25 per diluted share, decrease in income taxes resulting from the change to our deferred tax liability at December 31, 2017 caused by the reduction of the federal tax rate as part of the Tax Cuts and Jobs Act.  Income from discontinued operations for the fourth quarter 2017 was $3.9 million, or $0.12 per diluted share.  Fourth quarter 2017 net income was $99.9 million, or diluted earnings per share of $2.99 including the impact of tax reform.

Results of Continuing Operations

Revenue for the current quarter was $1.0 billion compared with $909.2 million for the fourth quarter 2017 as a result of our success in providing multimodal solutions to our customers.   Operating income for the current quarter increased 38% to $48.2 million versus $35.1 million for the fourth quarter 2017, primarily as a result of a favorable intermodal pricing environment, effective margin improvement initiatives, our focus on providing value added customer solutions, and continuing stringent cost control.

Fourth quarter intermodal revenue increased 18% to $598.1 million due to a 5% increase in load volume, price increases and higher fuel revenue. Transcon volume was up 7%, local west was up 8%, and local east was up 1%. Intermodal gross margin increased compared to the fourth quarter of 2017 primarily due to higher pricing, improved mix, better network balance and increased volume.  These gains were partially offset by higher rail and drayage costs and 0.8 day worse utilization than 2017 primarily due to rail service.  We ended the fourth quarter of 2018 with approximately 38,000 containers and 1,200 tractors assigned to the dray fleet.

Truck brokerage revenue decreased 12% to $140.3 million in the fourth quarter of 2018 compared to the same quarter of last year.  Truck brokerage handled 3% fewer loads while fuel, price and mix combined were down 9%.  Contractual volume represented 83% of total load volume compared to 72% in the fourth quarter of 2017. Truck brokerage gross margin decreased compared to the fourth quarter of 2017 primarily because of decreased spot business.

Fourth quarter logistics revenue increased 8% to $200.0 million due to the addition of CaseStack and growth with existing customers, partially offset by lost customers. Logistics gross margin increased compared to the fourth quarter of 2017 due to the addition of CaseStack, price increases, and growth with existing customers.

Dedicated revenue increased 40% to $80.0 million compared to the same quarter in the prior year due to growth with new customers.  Dedicated gross margin increased compared to the fourth quarter of 2017 due to decreased use of outside carriers and improved driver productivity.  We ended the fourth quarter of 2018 with approximately 1,400 tractors and 5,200 trailers in Dedicated.

Costs and expenses increased $18.8 million to $90.3 million in the fourth quarter of 2018 compared to $71.5 million in the fourth quarter of 2017 due primarily to the addition of CaseStack, a $6.7 million increase in incentive compensation, $2.7 million of higher professional and driver recruiting fees, $1.9 million increase in salaries due to higher headcount and employee raises, and $1.6 million increase in compensation expense from restricted stock partially offset by $1.4 million of lower commissions. Professional fees include $1.0 million of advisory and other services associated with acquisitions. Costs and expenses include a total of $1.9 million of non-cash amortization expense related to CaseStack and Hub Group Dedicated and $0.2 million of compensation expense associated with restricted stock issued to CaseStack management in connection with the acquisition.

Discontinued Operations

Income from discontinued operations related to the sale of our Mode segment, net of income taxes, for the fourth quarter 2018 was $15.2 million or diluted earnings per share of $0.45, versus fourth quarter 2017 net income of $3.9 million or $0.12 per diluted share.

Cash Flow and Capitalization

Our capital expenditures for the fourth quarter 2018 totaled $61.0 million, primarily for tractors, containers, trailers and technology investments.  At December 31, 2018, we had cash and cash equivalents of $61.4 million.

At December 31, 2018, we had total debt outstanding of $338.4 million on various debt instruments compared to $302.5 million at December 31, 2017.

2019 Outlook

We expect that our 2019 diluted earnings per share will range from $3.10 to $3.30. We expect amortization expense associated with the CaseStack and Hub Group Dedicated acquisitions will be approximately $13.5 million and compensation expense related to restricted stock issued to CaseStack management in connection with the acquisition will be approximately $2.4 million in 2019. We estimate that our 2019 capital expenditures will range from $90 million to $100 million. We project our effective tax rate for 2019 will range from 25.0% to 26.0%.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Thursday, February 7, 2019 to discuss its fourth quarter 2018 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=UuDpQkjNEPbxBF. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On February 8, 2019, the company will make available on its website an Investor Presentation, which includes updated business information and fourth quarter 2018 results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines, driver shortages, the amount and timing of strategic investments or divestitures by Hub, the failure to integrate critical information technology systems, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2017.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC. CONSOLIDATED STATEMENTS OF EARNINGS (in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,
	2018		2017
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,018,293	100.0%	$909,239	100.0%

Transportation costs	879,706	86.4%	802,633	88.3%
Gross margin	138,587	13.6%	106,606	11.7%

Costs and expenses:
Salaries and benefits	59,290	5.9%	47,925	5.3%
General and administrative	25,715	2.5%	19,790	2.2%
Depreciation and amortization	5,338	0.5%	3,824	0.4%
Total costs and expenses	90,343	8.9%	71,539	7.9%

Operating income	48,244	4.7%	35,067	3.9%

Other income (expense):
Interest expense	(2,909)	-0.3%	(2,279)	-0.2%
Interest and dividend income	994	0.1%	16	0.0%
Other, net	38	0.0%	134	0.0%
Total other expense	(1,877)	-0.2%	(2,129)	-0.2%

Income from continuing operations before income taxes	46,367	4.5%	32,938	3.7%

Provision for income taxes	12,693	1.2%	(63,144)	-6.9%

Income from continuing operations	33,674	3.3%	96,082	10.6%

Income from discontinued operations, net of income taxes	15,237		3,861

Net income	$48,911		$99,943

Earnings per share from continuing operations
Basic	$1.01		$2.89
Diluted	$1.01		$2.87

Earnings per share from discontinued operations
Basic	$0.45		$0.12
Diluted	$0.45		$0.12

Earnings per share net income
Basic	$1.46		$3.01
Diluted	$1.46		$2.99

Basic weighted average number of shares outstanding	33,409		33,229
Diluted weighted average number of shares outstanding	33,597		33,429

HUB GROUP, INC. CONSOLIDATED STATEMENTS OF EARNINGS (in thousands, except per share amounts) (unaudited)

	Twelve Months Ended December 31,
	2018		2017
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$3,683,593	100.0%	$3,123,063	100.0%

Transportation costs	3,237,992	87.9%	2,785,433	89.2%
Gross margin	445,601	12.1%	337,630	10.8%

Costs and expenses:
Salaries and benefits	222,786	6.0%	175,567	5.6%
General and administrative	81,272	2.2%	77,239	2.5%
Depreciation and amortization	16,624	0.5%	12,155	0.4%
Total costs and expenses	320,682	8.7%	264,961	8.5%

Operating income	124,919	3.4%	72,669	2.3%

Other income (expense):
Interest expense	(9,611)	-0.3%	(6,754)	-0.2%
Interest and dividend income	1,359	0.0%	349	0.0%
Other, net	58	0.0%	667	0.0%
Total other expense	(8,194)	-0.3%	(5,738)	-0.2%

Income from continuing operations before income taxes	116,725	3.1%	66,931	2.1%

Provision for income taxes	29,064	0.8%	(53,083)	-1.7%

Income from continuing operations	87,661	2.3%	120,014	3.8%

Income from discontinued operations, net of income taxes	114,079		15,139

Net income	$201,740		$135,153

Earnings per share from continuing operations
Basic	$2.62		$3.61
Diluted	$2.61		$3.60

Earnings per share from discontinued operations
Basic	$3.42		$0.46
Diluted	$3.40		$0.45

Earnings per share net income
Basic	$6.04		$4.07
Diluted	$6.01		$4.05

Basic weighted average number of shares outstanding	33,393		33,220
Diluted weighted average number of shares outstanding	33,560		33,350

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2018	2017	2018	2017
Intermodal	$598,062	$508,309	$2,195,316	$1,870,873
Truck brokerage	140,269	158,507	497,282	481,635
Logistics	199,999	185,357	698,138	655,543
Dedicated	79,963	57,066	292,857	115,012
Total Revenue	$1,018,293	$909,239	$3,683,593	$3,123,063

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$61,435	$28,557
Accounts receivable trade, net	477,088	424,679
Accounts receivable other	22,021	5,704
Prepaid taxes	616	12,088
Prepaid expenses and other current assets	27,533	25,414
Current assets held for sale	-	159,616
TOTAL CURRENT ASSETS	588,693	656,058

Restricted investments	19,236	20,143
Property and equipment, net	681,859	561,214
Other intangibles, net	134,788	64,747
Goodwill, net	483,584	319,272
Other assets	16,738	5,491
Non-current assets held for sale	-	44,016
TOTAL ASSETS	$1,924,898	$1,670,941

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$275,083	$238,230
Accounts payable other	10,906	13,903
Accrued payroll	55,535	26,674
Accrued other	80,676	53,508
Current portion of capital lease	2,845	2,777
Current portion of long term debt	101,713	77,266
Current liabilities held for sale	-	107,185
TOTAL CURRENT LIABILITIES	526,758	519,543

Long term debt	229,071	214,808
Non-current liabilities	29,619	33,599
Long term capital lease	4,739	7,696
Deferred taxes	153,877	121,095
Non-current liabilities held for sale	-	4,328

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2018 and 2017	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2018 and 2017; 33,793,709 shares
outstanding in 2018 and 33,447,070 shares outstanding in 2017	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2018 and 2017	7	7
Additional paid-in capital	172,220	173,011
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,072,456	870,716
Accumulated other comprehensive loss	(182)	(194)
Treasury stock; at cost, 7,431,083 shares in 2018
and 7,777,722 shares in 2017	(248,621)	(258,622)
TOTAL STOCKHOLDERS' EQUITY	980,834	769,872
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,924,898	$1,670,941

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Twelve Months Ended December 31,
	2018	2017

Cash flows from operating activities:
Net income	$201,740	$135,153
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	83,910	62,173
Deferred taxes	39,499	(41,351)
Compensation expense related to share-based compensation plans	13,480	9,873
Contingent consideration adjustment	(4,703)	-
(Gain) loss on sale of assets	(1,007)	441
Gain on disposition of discontinued operations	(132,448)	-
Transaction costs for the Disposition	(5,798)	-
Changes in operating assets and liabilities:
Restricted investments	827	(3,304)
Accounts receivable, net	(31,475)	(84,775)
Prepaid taxes	11,472	(11,794)
Prepaid expenses and other current assets	(1,750)	(7,543)
Other assets	(8,029)	56
Accounts payable	7,745	59,037
Accrued expenses	41,252	(2,931)
Non-current liabilities	(3,876)	10,185
Net cash provided by operating activities	210,839	125,220

Cash flows from investing activities:
Proceeds from sale of equipment	10,975	5,327
Purchases of property and equipment	(199,791)	(74,541)
Acquisitions, net of cash acquired	(248,656)	(165,933)
Proceeds from the disposition of discontinued operations	227,986	-
Net cash used in investing activities	(209,486)	(235,147)

Cash flows from financing activities:
Proceeds from issuance of debt	172,146	98,544
Repayments of long term debt	(133,436)	(79,869)
Stock tendered for payments of withholding taxes	(4,270)	(3,412)
Capital lease payments	(2,889)	(2,800)
Payment of debt issuance costs	-	(1,397)
Net cash provided by financing activities	31,551	11,066

Effect of exchange rate changes on cash and cash equivalents	(26)	14

Net increase (decrease) in cash and cash equivalents	32,878	(98,847)
Cash and cash equivalents beginning of period	28,557	127,404
Cash and cash equivalents end of period	$61,435	$28,557

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745